Filed pursuant to Rule 424(a)
                                                Registration No.:  333-52726

                   Subject to Completion. Dated April 5, 2001

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                              PROSPECTUS SUPPLEMENT

                (To Preliminary Prospectus dated March 30, 2001)

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                               CII FINANCIAL, INC.

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      The following  supplements  the  information  contained in the preliminary prospectus dated March 30, 2001, of CII Financial, Inc. to which this supplement is affixed, and should be read together with the preliminary prospectus.


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We will receive a dividend of $5.0 million from California  Indemnity  Insurance
Company, one of our insurance subsidiaries, and a commitment from Sierra Health Services, Inc., our corporate parent, to lend us $15.0 million. As a result, the condition to the exchange offer that we obtain sufficient cash to pay any cash required to be paid as exchange consideration has been satisfied. All other terms of the exchange offer remain unchanged.

Upon completion of the exchange offer, we will have purchased and canceled $28,572,000 aggregate principal amount of old junior subordinated debentures for cash and an aggregate principal amount of $18,487,000 of old junior subordinated debentures and new senior debentures will be outstanding. The relative amounts of old junior subordinated debentures and new senior debentures outstanding will depend upon the aggregate principal amount of old junior subordinated debentures tendered in the exchange offer.

If the conditions of the exchange offer are satisfied or waived by us, we will accept for exchange any and all old junior subordinated debentures that are validly tendered and not withdrawn before 11:59 p.m., New York City time, on April 12, 2001, the expiration date of the exchange offer, unless extended. If the conditions are not satisfied or waived or if we otherwise terminate the exchange offer, tendered old junior subordinated debentures will be returned, without expense to you.

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             The exclusive dealer manager for the exchange offer is:

                         Banc of America Securities LLC

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